                                                                  Exhibit 99.1
FOR IMMEDIATE RELEASE

FROM PANAMSAT

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                   PANAMSAT REPORTS FIRST QUARTER 2003 RESULTS

     Begins Growth Program With Acquisition of Hughes Global Services (HGS); Posts First Quarter 2003 Results In-line With Forecasts; Increases Full-Year
                      Guidance As Result of HGS Acquisition

WILTON, CONN., April 11, 2003 - PanAmSat Corporation (NASDAQ: SPOT) today reported financial results for the first quarter ended March 31, 2003. For the quarter ended March 31, 2003, the company increased its earnings per share by 50 percent over the same period last year to $0.21 per share and generated revenues of $199.8 million, earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)(1) of $148.5 million, net income of $30.9 million and free cash flow (2) of $37.8 million. As a result of its strong first quarter performance and acquisition of HGS, the Company has raised its full-year EPS guidance to $0.54 - $0.64 per share.

Among the business highlights for the first quarter of 2003:

      - Delivered strong financial results for the seventh consecutive quarter and maintained management discipline with a nearly 9 percent reduction in overall operating costs (before depreciation) compared to the same period last year and a 21 percent reduction as compared to the same period in 2001.

      - Expanded presence in the government services arena through the acquisition of HGS and the formation of G2 Satellite Solutions, a unit dedicated to serving the growing satellite communications needs of the U.S. Government.

      - Added future revenue and backlog after new agreements with Equity Broadcasting, The Health TV Channel, ARY Digital and others.

      -     Enhanced service offering for HDTV and Satellite News Gathering
            (SNG) via new agreements with HDNet and THE SPACECONNECTION.

      - Introduced a new hybrid fiber/satellite service through the formation of an agreement with Level 3 and the launch of the Virtual Teleport program.

      - Finalized agreement with The Liberty Foundation to support a country-wide, satellite-based educational channel for students in South Africa.

      - Broadened global footprint with authorization from the Brazilian regulatory agency ANATEL for the operation of PAS-9 over Brazil.

"While many in our sector are wrestling with the overall weakness in our industry, PanAmSat saw this situation occurring two years ago, and made the necessary changes. As a result, PanAmSat is now stronger than at any time in its history. Not only have we delivered excellent financial results quarter-after-quarter, but we also completed the rebuilding of the Company and have initiated our growth program. The acquisition of HGS and the rollout of our hybrid fiber/satellite offering were two critical advances we achieved in the first quarter."

(1)(2) See definitions on Page 4

"There are expansion opportunities in our industry today and we are reviewing them. We will act on those that relate to our current service offerings, match the needs of our customers, offer near term growth opportunities at a low risk, and provide a good return for our shareholders. We are particularly interested in exploring areas such as Video-On-Demand, Digital Store and Forward, HDTV, Broadcast Services and Government Services," said Joe Wright, president and chief executive officer of PanAmSat.

Wright continued, "We are very strong managerially and financially. We are also in a great position to grow the Company. Over the next several quarters, look for us to continue to deliver solid financial results while moving strategically into logical areas of the market."

FINANCIAL RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2003

Total revenues for the first quarter of 2003 were $199.8 million, compared to revenues of $207.1 million for the first quarter of 2002. Operating lease revenues decreased to $195.4 million for the first quarter of 2003, compared to $201.4 million for the same period in 2002. The decrease in operating lease revenues was primarily due to lower termination fee revenue of $7.7 million and lower occasional use services revenue of $2.7 million during the first quarter of 2003, as compared to the first quarter of 2002. These decreases were partially offset by net new business related to network services, as well as revenues related to the company's new G2 Satellite Solutions division, which was formed as a result of the acquisition of Hughes Global Services on March 7, 2003. Total sales and sales-type lease revenues were $4.3 million for the quarter ended March 31, 2003, compared to $5.8 million for the same period in 2002.

Operating lease revenues from video services decreased by 8.3 percent to $122.4 million during the first quarter of 2003, compared to $133.5 million for the first quarter of 2002. This decrease was primarily due to lower termination fee revenue and lower occasional use services revenue during the first quarter of 2003, as compared to the first quarter of 2002. The decrease in occasional use services revenue is due primarily to the 2002 Winter Olympics, which took place during the first quarter of 2002. Overall video services revenues decreased by
9.0 percent to $126.8 million in the first quarter of 2003, compared to $139.3 million for the first quarter of 2002.

Operating lease revenues from network services increased by 6.8 percent to $56.2 million for the first quarter of 2003, as compared to $52.7 million during the same period in 2002. This increase was primarily due to net new business related to government and network resellers.

For the three months ended March 31, 2003, EBITDA was $148.5 million, or 74 percent of total revenues, as compared to $151.0 million or 73 percent of total revenues for the same period in 2002. The increase in EBITDA margin (1) is primarily due to the company's operational streamlining that occurred over the past year and a reduction in bad debt expense. These increases to EBITDA margin were primarily offset by the changes in revenue discussed above and several significant transactions recorded during the three months ended March 31, 2002 including the recording of: a $40.1 million gain in relation to the settlement of the PAS-7 insurance claim; net facilities restructuring and severance charges of $12.5 million and an $18.7 million loss on the conversion of sales-type leases to operating leases.

For the three months ended March 31, 2003, net income was $30.9 million, compared to $21.0 million for the same period in 2002. Earnings per share were $0.21 per share for the first quarter of 2003, as compared to $0.14 per share for the first quarter of 2002. This increase in net income and earnings per share is primarily due to lower depreciation expense of $21.7 million. This increase was partially offset by the change in EBITDA described above, an increase in net interest expense of $5.2 million and higher income tax expense of $4.1 million.

As of March 31, 2003 PanAmSat had contracts for satellite services representing future payments (backlog) of approximately $5.46 billion, compared to approximately $5.55 billion, as of December 31, 2002.

FINANCIAL GUIDANCE FOR SECOND QUARTER AND FULL-YEAR 2003

Primarily, as a result of the recently completed acquisition of HGS, the Company has updated its financial guidance as shown below. The company projects its consolidated financial results for the second quarter and full-year 2003 will be as follows:

                                 Q2 2003 Guidance                      Full-Year 2003 Guidance
                                 ----------------                      -----------------------
Operating Lease Revenues    $196 million to $208 million             $783 million to $823 million

Sales/sales-type leases     Approximately $4 million                 Approximately $17 million
                            of period revenue; No new                of period revenue; No new
                            sales or sales-type leases               sales or sales-type leases
                            expected                                 expected

Total Revenues              $200 million to $212 million             $800 million to $840 million

EBITDA(1)                   $145 million to $155  million            $580 million to $600 million

Depreciation                $70 million to $80 million               $300 million to $330 million

Operating Profit            $65 million to $85 million               $250 million to $300 million

Earnings per share          $0.15 to $0.19 per share                 $0.54 to $0.64 per share

Capital expenditures        $45 million to $55 million               $140 million to $180 million

NON-GAAP FINANCIAL RECONCILIATION SCHEDULE

                                 First      First
                                Quarter    Quarter       Second       Full Year
                                 2003       2002      Quarter 2003       2003
                                Actual     Actual       Guidance       Guidance
                               --------   --------    ------------    ---------
Operating Profit               $  76.2M   $  57.0M     $  65-85M      $250-300M
Plus: Depreciation                72.3M      94.0M        80-70M       330-300M
                               --------   --------     ---------      ---------
EBITDA(1)                      $ 148.5M   $ 151.0M     $145-155M      $580-600M
                               --------   --------     ---------      ---------
Net cash flow provided by
   operating activities:       $  79.1M   $ 124.7M        N/A            N/A
Net cash flow (used in)
   provided by investing
   activities:                  (42.1)M      99.7M
Plus: Purchases of short-term
investments:                       0.8M          -
                               --------   --------
Free Cash Flow(2)              $  37.8M   $ 224.4M
                               --------   --------
Operating Profit Margin (3)        38%        28%         N/A            N/A
EBITDA margin (1)                  74%        73%

----------

(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. PanAmSat's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. PanAmSat believes EBITDA is a measure of performance used by some investors, equity analysts and others to make informed investment decisions. EBITDA is used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

(2) Free Cash Flow equals net cash provided by operating activities less net cash used in investing activities (excluding purchases of short-term investments). Free Cash Flow is not presented as an alternative measure of cash flow as determined in accordance with accounting principles generally accepted in the United States of America. PanAmSat's management uses Free Cash Flow to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. PanAmSat believes Free Cash Flow is a measure of performance used by some investors, equity analysts and others to make informed investment decisions. Free Cash Flow is used as an analytical indicator of income generated to service debt. Free Cash Flow does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. Free Cash Flow as presented herein may not be comparable to similarly titled measures reported by other companies.

(3) Operating Profit Margin is calculated by dividing operating profit by total revenues.

For more detailed information about our financial guidance and trends, please visit the "Financial Guidance/Recent Presentations" page of the Investor Relations section of our website located at http://www.panamsat.com.

PanAmSat will hold a conference call at 11:00 a.m. ET on April 11, 2003 to discuss its first quarter 2003 financial results, as well as its financial outlook for 2003. The dial-in number is 1-888-515-2235 or (719) 457-2601. To listen to the call live via webcast, please visit www.panamsat.com.

ABOUT PANAMSAT

PanAmSat Corporation (NASDAQ: SPOT) is the premier provider of global video and data broadcasting services via satellite. Operating a global network of 23 in-orbit spacecraft, the company reaches 98 percent of the world's population through cable television systems, broadcast affiliates, direct-to-home operators, Internet service providers and telecommunications companies. PanAmSat is 81 percent owned by HUGHES Electronics Corporation. For more information, visit the company's web site at www.panamsat.com.

ABOUT HUGHES

HUGHES is a world-leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. HUGHES is a unit of General Motors Corporation. The earnings of HUGHES are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE: GMH).

NOTE: The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. When used in this press release, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify forward-looking statements and information. Actual results may differ materially from anticipated results due to certain risks and uncertainties, which are more specifically set forth in the "Financial Guidance/Recent Presentations" page of the Investor Relations section of our website and the company's annual report on Form 10-K for the year ended December 31, 2002 on file with the Securities and Exchange Commission. These risks and uncertainties include but are not limited to (i) risks of launch failures, launch and construction delays and in-orbit failures or reduced performance, (ii) risk that we may not be able to obtain new or renewal satellite insurance policies on commercially reasonable terms or at all, (iii) risks related to domestic and international government regulation, (iv) risks of doing business internationally, (v) risks related to possible future losses on satellites that are not adequately covered by insurance, (vi) risks of inadequate access to capital for growth, (vii) risks related to competition, (viii) risks related to the company's contracted backlog for future services, (ix) risks associated with the company's indebtedness, (x) risks related to control by our majority stockholder and (xi) litigation. PanAmSat cautions that the foregoing list of important factors is not exclusive. Further, PanAmSat operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company's control.

                                       ###

                 THREE PAGES OF FINANCIAL INFORMATION TO FOLLOW

SUMMARY OF OPERATING RESULTS
FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002
AMOUNTS IN THOUSANDS (EXCEPT SHARE DATA)

                                                        PanAmSat      PanAmSat
                                                         3/31/03       3/31/02
                                                        ---------     ---------
REVENUES
Operating leases, satellite services and other          $ 195,420     $ 201,369
Outright sales and sales-type leases                        4,336         5,770
                                                        ---------     ---------
Total Revenues                                            199,756       207,139
                                                        ---------     ---------

COSTS AND EXPENSES
Direct operating costs (exclusive of
   depreciation)                                           33,188        32,489
Selling, general & administrative costs                    18,026        32,483
Facilities restructuring and
   severance costs                                           --          12,519
Gain on insurance claim                                      --         (40,063)
Loss on conversion of sales-type leases                      --          18,690
                                                        ---------     ---------
Total                                                      51,214        56,118
                                                        ---------     ---------
EBITDA                                                    148,542       151,021
Depreciation                                               72,267        93,955
                                                        ---------     ---------
Operating profit                                           76,275        57,066
Interest expense, net (a)                                  34,275        29,038
                                                        ---------     ---------
Income before income taxes                                 42,000        28,028
Income tax expense                                         11,142         7,007
                                                        ---------     ---------
Net Income                                              $  30,858     $  21,021
                                                        ---------     ---------
Earnings per share                                      $    0.21     $    0.14
                                                        ---------     ---------
Weighted average common shares outstanding                  150.0         149.9
                                                        ---------     ---------

----------

(a) As a result of the company's adoption of Statement of Financial Accounting Standards No. 145 in January 2003, the company was required to reclassify the $3.3 million pre-tax loss on early extinguishment of debt recorded during the first quarter of 2002 from an extraordinary item to interest expense within the company's statement of income for the three months ended March 31, 2002. This reclassification did not have any effect on net income previously reported by the company during that period.

SUMMARIZED BALANCE SHEETS
AS OF MARCH 31, 2003 AND DECEMBER 31, 2002
(AMOUNTS IN THOUSANDS)

                                                       3/31/03         12/31/02
                                                     ----------       ----------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                          $  619,169       $  783,998
  Short-term investments                                100,616           99,785
  Accounts receivable, net                               51,292           34,276
  Net investment in sales-type leases                    23,441           22,858
  Prepaid expenses and other                             37,671           43,170
  Receivable - satellite manufacturer                    69,500           72,007
  Deferred income taxes                                   8,515            7,889
                                                     ----------       ----------
Total current assets                                    910,204        1,063,983
                                                     ----------       ----------
SATELLITES AND OTHER PROPERTY AND
   EQUIPMENT, Net                                     2,819,636        2,865,279
NET INVESTMENT IN SALES-TYPE
   LEASES                                               155,789          161,869
GOODWILL                                              2,238,659        2,238,659
DEFERRED CHARGES                                        152,349          157,948
                                                     ----------       ----------
TOTAL ASSETS                                         $6,276,637       $6,487,738
                                                     ----------       ----------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable and accrued liabilities          $   70,127       $   77,309
   Current portion of long-term debt                     16,750          200,000
   Accrued interest payable                              19,558           50,961
   Deferred revenues                                     19,426           18,923
                                                     ----------       ----------
       Total current liabilities                        125,861          347,193
                                                     ----------       ----------
LONG-TERM DEBT                                        2,333,250        2,350,000
DEFERRED INCOME TAXES                                   428,922          417,843
DEFERRED CREDITS AND OTHER                              284,553          295,160
                                                     ----------       ----------
TOTAL LIABILITIES                                     3,172,586        3,410,196
                                                     ----------       ----------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY                                  3,104,051        3,077,542
                                                     ----------       ----------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                                 $6,276,637       $6,487,738
                                                     ----------       ----------

SUMMARIZED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002
(AMOUNTS IN THOUSANDS)

                                                        3/31/03        3/31/02
                                                      -----------    -----------
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES
                                                      $    30,858    $    21,021
Net Income
      Depreciation                                         72,267         93,955
      Gain on insurance claim                                  --        (40,063)
      Loss on conversion of sales-type leases                  --         18,690
      Loss on early extinguishment of debt                     --          3,309
      Facilities restructuring and severance costs             --         11,224
      Changes in working capital and other accounts       (24,006)        16,532
                                                      -----------    -----------
          NET CASH PROVIDED BY OPERATING ACTIVITIES        79,119        124,668
                                                      -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
      Capital expenditures (Including
         Capitalized Interest) (b)                        (33,081)       (73,979)
      Purchases of short-term investments                    (830)            --
      Insurance proceeds from satellite recoveries             --        173,691
      Acquisition of Hughes Global Services                (8,216)            --
                                                      -----------    -----------
          NET CASH (USED IN) PROVIDED BY
          INVESTING ACTIVITIES                            (42,127)        99,712
                                                      -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
      New borrowings                                           --      1,800,000
      Repayments                                         (200,000)    (1,771,542)
      Debt issuance cost                                       --        (38,360)
      Other                                                (1,821)        (1,856)
                                                      -----------    -----------
          NET CASH USED IN FINANCING ACTIVITIES          (201,821)       (11,758)
                                                      -----------    -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS                (164,829)       212,622
CASH AND CASH EQUIVALENTS, beginning of period            783,998        443,266
                                                      -----------    -----------
CASH AND CASH EQUIVALENTS, end of period              $   619,169    $   655,888
                                                      -----------    -----------

----------
(b) Includes Capitalized Interest of $4.9 million and $5.4 million for the three months ended March 31, 2003 and 2002, respectively.

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